Exhibit 99.1

Contact:
Investor Relations
The Blueshirt Group
Irmina Blaszczyk
SPSC@blueshirtgroup.com

SPS Commerce Appoints New Independent Directors to the Board

Enters into Cooperation Agreement with Anson Funds

MINNEAPOLIS, February 12, 2026 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (NASDAQ: SPSC), the leading intelligent supply chain network, announced today that its Board of Directors appointed Michael McConnell and Fumbi Chima as independent directors, effective immediately.

Mr. McConnell previously served as a member of the SPS Board from 2018-19, and is an experienced director currently serving at several publicly traded companies, including Beonic, OneSpan, PowerFleet and QuickFee. Ms. Chima has served in senior executive roles at several prominent retail and financial companies including Adidas, American Express, Burberry, and Walmart and currently serves on the board of Willis Towers Watson.

Mr. McConnell will join the Finance & Strategy Committee, which has an existing mandate to review operational, strategic and financial matters, with a focus on enhancing shareholder value, and Ms. Chima will join the Audit Committee.

Sven Wehrwein, who has served as a SPS director since 2008, will not stand for re-election at the Company’s 2026 annual meeting of shareholders in accordance with the long-standing age limitation set forth in the Company’s Corporate Governance Guidelines. With today’s appointments and following the annual meeting, the SPS Board will comprise nine directors, eight of whom are independent, and four of whom have been appointed in the past year.

Phil Soran, Chair of the Board, said, “We are pleased to have worked constructively with a number of our large shareholders, including Anson, to advance our commitment to Board refreshment. We are excited to welcome back Mike to the SPS Board and that Fumbi is joining as a new independent director. Mike and Fumbi will bring fresh and valuable perspectives as we execute SPS’ strategic plan and create shareholder value. On behalf of the Board, I also want to thank Sven for his 18 years of outstanding service and commitment to SPS.”

“SPS is well positioned with a differentiated, value-based offering connecting trading partners to modernize their supply chains,” said Sagar Gupta, Portfolio Manager, Anson Funds. “We appreciate the constructive dialogue with the SPS Board, and see significant opportunities for SPS to capitalize on its market leadership to drive profitable growth. Mike and Fumbi will add important expertise to advance SPS’ value creation efforts.”

"The Board of Directors and management team remain committed to driving long‑term value for our shareholders,” said Chad Collins, Chief Executive Officer of SPS. “Today, in addition to the governance changes, and as part of the ongoing work of the Finance & Strategy Committee, we also announced an increase in our share repurchase authorization to $300 million. This underscores our confidence in the business and the value of SPS, and I look forward to working with Mike, Fumbi and our fellow directors as we seek to enhance shareholder value."

In connection with this announcement, the Company entered into a cooperation agreement with Anson Funds Management LP, which includes customary standstill, voting and confidentiality commitments, among other provisions. The agreement between SPS and Anson Funds will be included as an exhibit to the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Michael McConnell
Michael McConnell currently serves on the boards of Beonic Ltd., OneSpan, Inc., PowerFleet and QuickFee Ltd. He previously served as a member of the SPS Board of Directors from 2018-19. Mr. McConnell’s prior board experience includes serving on the boards of Guidance Software, Inc., Redflex Holdings Ltd., Spark Networks SE, and Vonage Holdings Corp. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company managing private and public equity funds and began his career as an investment banker at Merrill Lynch and Kidder Peabody.

About Fumbi Chima
Fumbi Chima currently serves on the board of Willis Towers Watson plc, where she is the Chair of the Nominating and Governance Committee. Ms. Chima’s executive experience includes EVP and Chief Information Officer of the Boeing Employees Credit Union, the Chief Information Officer of adidas AG, the Chief Information Officer of Disney Networks Group (UK) Ltd., the Chief Information Officer of Burberry Group plc, various roles including the Chief Information Officer – Asia Region for Walmart, Inc. and VP of Corporate Systems at American Express Co. Ms. Chima’s prior board experience also includes Whitbread plc, The Azek Co., Inc., Grove Collaborative Holdings, Inc., Ted Baker Holdings Ltd., and Africa Prudential plc.

About SPS Commerce
SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service, and accessible experts so our customers can focus on what they do best. Over 50,000 recurring revenue customers in retail, grocery, distribution, supply, manufacturing, and logistics are using SPS as their retail network. SPS has achieved 100 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo and INFINITE RETAIL POWER are marks of SPS Commerce, Inc. and registered in the U.S. Patent and Trademark Office, along with other SPS marks. Such marks may also be registered or otherwise protected in other countries.